EXHIBIT 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@firstbank-va.com	sbell@firstbank-va.com

News Release
July 19, 2007

FIRST NATIONAL CORPORATION REPORTS SECOND QUARTER EARNINGS

Strasburg, Virginia (July 19, 2007) --- First National Corporation (OTCBB: FXNC) reported second quarter earnings of $1.3 million, a decrease of 13.5% when compared to earnings of $1.5 million for the second quarter of 2006. Harry S. Smith, President and CEO, stated “We are optimistic about improved profitability in future periods.  The net interest margin has rebounded 11 basis points so far this year after experiencing compression during the last half of 2006.  The Company remains committed to profitable balance sheet growth, maintaining a high quality loan portfolio and properly timing branch expansion to maximize shareholder value."

Earnings for the second quarter of 2007 were $1.3 million, or $0.44 per basic and diluted share, compared to $1.5 million or $0.50 per basic and diluted share for the same period of 2006. The decrease was the result of a 12.5% increase in noninterest expense and a slight decrease in net interest income, offset by noninterest income that increased 11.9% and the provision for loan losses that decreased 20.2%. Return on assets and return on equity were 0.98% and 15.10%, respectively, for the second quarter of 2007 compared to 1.18% and 19.20% for the same quarter in 2006. Total assets increased $18.6 million or 3.6% during the last 12 months to $529.2 million at June 30, 2007 compared to $510.6 million a year ago. In addition, the Company’s wealth management group had assets under management that totaled $184.7 million at June 30, 2007.

Net interest income decreased slightly to $4.4 million for the second quarter of 2007 compared to $4.5 million for the same quarter of 2006. This decrease was a result of a lower net interest margin when comparing the two periods. The net interest margin was 17 basis points lower as a result of higher cost of funds caused by increased competition for deposits and price sensitive deposit customers. The Company first experienced the net interest margin compression during the third quarter of 2006 when the margin dropped 20 basis points from the previous quarter, and it fell another 8 basis points in the fourth quarter of 2006. The margin has improved in 2007, rebounding 8 basis points during the first quarter and another 3 basis points during the second quarter.

Noninterest income increased 11.9% to $1.4 million for the second quarter of 2007, compared to $1.3 million for the same quarter of 2006. Fees for other customer services increased 22.9% to $601 thousand for the second quarter of 2007, compared to $489 thousand for the same period in 2006. This resulted from an increase in fee income from trust and asset management services and ATM fees. Noninterest expense increased 12.5% to $3.9 million for the second quarter of 2007 compared to $3.5 million for the same period in 2006. Salaries and employee benefits, occupancy and equipment expenses increased over the comparable period in 2006 primarily due to the addition of two branch locations during the second and third quarters of 2006.

Net charge-offs were $32 thousand for the second quarter of 2007, compared to net recoveries of $16 thousand for the same period in 2006. Minimal loan growth during the second quarter resulted in a lower loan loss provision of $67 thousand for the second quarter of 2007 compared to $84 thousand for the same period in 2006. The allowance for loan losses totaled $4.0 million or 0.92% of total loans at June 30, 2007, compared to $3.8 million or 0.92% of total loans at June 30, 2006.

For the six months ended June 30, 2007, net income was $2.7 million or $0.92 per basic and diluted share. This is a 10.3% decrease compared to $3.0 million in net income or $1.02 per basic and diluted share for the same period in 2006. Return on assets was 1.04% for the first six months of 2007 compared to 1.23% for the same period in 2006, and return on equity was 16.13% for the first six months of 2007 compared to 19.81% for the same period in 2006.

Net interest income remained unchanged at $8.8 million for both the six months ended June 30, 2007 and 2006. This was the result of a lower net interest margin offset by moderate balance sheet growth when comparing the two periods. The net interest margin decreased 25 basis points to 3.64% for the six months ended June 30, 2007, compared to 3.89% for the same period in 2006.

Noninterest income increased 8.8% to $2.7 million for the six months ended June 30, 2007 from $2.5 million for the same period in 2006. Fees for other customer services increased 22.6% to $1.2 million for the six months ended June 30, 2007, compared to $960 thousand for the same period in 2006. This was attributable to increases in fee income from trust and asset management services and ATM fees. Noninterest expense increased 10.6% to $7.5 million for the six months ended June 30, 2007, compared to $6.7 million for the same period in 2006. The increase in noninterest expense was primarily the result of increases in salaries and employee benefits, occupancy and equipment expenses due to the addition of two branch locations during 2006.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2006, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
Income Statement	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Interest and dividend income
Interest and fees on loans	$ 8,065	$ 7,282	$ 16,018	$ 13,918
Interest on federal funds sold	10	1	24	2
Interest on deposits in banks	25	32	50	60
Interest and dividends on securities available for sale:
Taxable interest	535	633	1,070	1,287
Tax-exempt interest	116	106	231	212
Dividends	48	60	95	113
Total interest and dividend income	$ 8,799	$ 8,114	$ 17,488	$ 15,592

Interest expense
Interest on deposits	$ 3,551	$ 2,623	$ 7,093	$ 4,860
Interest on federal funds purchased	41	91	80	168
Interest on company obligated mandatorily redeemable capital securities	238	158	474	305
Interest on other borrowings	538	779	1,088	1,437
Total interest expense	$ 4,368	$ 3,651	$ 8,735	$ 6,770

Net interest income	$ 4,431	$ 4,463	$ 8,753	$ 8,822
Provision for loan losses	67	84	67	169
Net interest income after provision for loan losses	$ 4,364	$ 4,379	$ 8,686	$ 8,653

Noninterest income
Service charges	$ 772	$ 699	$ 1,391	$ 1,362
Fees for other customer services	601	489	1,177	960
Gains on sale of loans	52	52	125	97
Net gains on sale of securities	-	3	-	3
Net gains on sale of premises and equipment	1	-	1	-
Other operating income	14	44	36	87
Total noninterest income	$ 1,440	$ 1,287	$ 2,730	$ 2,509

Noninterest expense
Salaries and employee benefits	$ 2,207	$ 1,855	$ 4,073	$ 3,639
Occupancy	228	190	474	389
Equipment	310	298	628	568
Other operating expense	1,166	1,134	2,275	2,138
Total noninterest expense	$ 3,911	$ 3,477	$ 7,450	$ 6,734

Income before income taxes	$ 1,893	$ 2,189	$ 3,966	$ 4,428
Provision for income taxes	613	709	1,283	1,436
Net income	$ 1,280	$ 1,480	$ 2,683	$ 2,992

Share and Per Share Data
Net income, basic and diluted	$ 0.44	$ 0.50	$ 0.92	$ 1.02
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,905,574	2,922,860	2,904,786	2,922,860
Book value at period end	$ 11.64	$ 10.61	$ 11.64	$ 10.61
Cash dividends	$ 0.13	$ 0.12	$ 0.26	$ 0.24

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) At or for the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Key Performance Ratios
Return on average assets	0.98%	1.18%	1.04%	1.23%
Return on average equity	15.10%	19.20%	16.13%	19.81%
Net interest margin	3.66%	3.83%	3.64%	3.89%
Efficiency ratio (1)	65.81%	59.79%	64.08%	58.74%

Asset Quality
Loan charge-offs	$ 81	$ 55	$ 153	$ 114
Loan recoveries	49	71	105	187
Net charge-offs (recoveries)	32	(16)	48	(73)
Nonaccrual loans	186	185	186	185
Nonperforming assets	1,618	397	1,618	397
Repossessed assets	61	47	61	47

Average Balances
Average assets	$ 522,334	$ 501,570	$ 521,440	$ 490,646
Average shareholders’ equity	34,013	30,908	33,558	30,460

			(unaudited)
			June 30, 2007	June 30, 2006
Capital Ratios
Tier 1 capital			$ 48,127	$ 40,059
Total capital			52,124	43,829
Total capital to risk-weighted assets			11.92%	10.30%
Tier 1 capital to risk-weighted assets			11.01%	9.42%
Leverage ratio			9.22%	7.99%

Balance Sheet
Cash and due from banks			$ 8,583	$ 13,232
Interest-bearing deposits in banks			3,811	2,472
Securities available for sale, at fair value			60,564	66,864
Loans held for sale			398	858
Loans, net of allowance for loan losses			430,250	405,239
Premises and equipment, net			18,646	16,307
Interest receivable			2,064	1,679
Other assets			4,919	3,981
Total assets			$ 529,235	$ 510,632

Noninterest-bearing demand deposits			$ 82,561	$ 83,725
Savings and interest-bearing demand deposits			178,852	131,824
Time deposits			172,818	188,914
Total deposits			$ 434,231	$ 404,463
Federal funds purchased			5,260	220
Other borrowings			40,690	65,214
Company obligated mandatorily redeemable capital securities			12,372	8,248
Accrued expenses and other liabilities			2,652	1,489
Total liabilities			$ 495,205	$ 479,634

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	June 30, 2007	June 30, 2006
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,464	1,465
Retained earnings	31,032	27,025
Unearned ESOP shares	(495)	-
Accumulated other comprehensive loss, net	(1,624)	(1,145)
Total shareholders’ equity	$ 34,030	$ 30,998

Total liabilities and shareholders’ equity	$ 529,235	$ 510,632

Loan Data
Mortgage loans on real estate:
Construction	$ 69,938	$ 60,600
Secured by farm land	1,763	2,533
Secured by 1-4 family residential	108,565	103,931
Other real estate loans	174,687	162,938
Loans to farmers (except those secured by real estate)	2,198	2,303
Commercial and industrial loans (except those secured by real estate)	50,684	44,142
Consumer installment loans	20,993	27,683
Deposit overdrafts	493	178
All other loans	4,926	4,701
Total loans	$ 434,247	$ 409,009
Allowance for loan losses	3,997	3,770
Loans, net	$ 430,250	$ 405,239

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2007 and 2006 is 34%.  Net interest income on a tax equivalent basis was $4,503 and $4,531 for the three months ended June 30, 2007 and 2006, respectively, and $8,896 and $8,957 for the six months ended June 30, 2007 and 2006, respectively. Noninterest income excluding securities gains and losses was $1,440 and $1,284 for the three months ended June 30, 2007 and 2006, respectively, and $2,730 and $2,506 for the six months ended June 30, 2007 and 2006, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.